Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-216678 on Form S-3ASR and Nos. 333-207007, 333-213068, 333-216681 and 333-224000 on Form S-8 of our reports dated February 26, 2019, relating to the consolidated financial statements of Penumbra, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Penumbra, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
San Francisco, California
February 26, 2019